Exhibit 3.1
CERTIFICATE OF DESIGNATION OF
SERIES A CONVERTIBLE PREFERRED STOCK

OF

TRANSGENOMIC, INC.

Pursuant to Section 151 of the
General Corporation Law of the
State of Delaware

Transgenomic, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that, pursuant to the authority conferred upon the Board of Directors by the Third Restated Certificate of Incorporation of the Corporation (as amended from time to time, the “Certificate of Incorporation”), and pursuant to the provisions of Section 151 of the Delaware General Corporation Law, the Board of Directors of the Corporation (the “Board”) duly adopted a resolution on December 27, 2010, providing for the issuance of up to Three Million Eight Hundred Seventy-Nine Thousand Three Hundred and Seven (3,879,307) shares of the Preferred Stock, which shall be a series designated as Series A Convertible Preferred Stock, par value $0.01 per share (“Series A Preferred”).

Pursuant to such resolution and the authority conferred upon the Board by the Certificate of Incorporation, there is hereby created the Series A Preferred, which series shall have the following voting powers, designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, in addition to those set forth in the Certificate of Incorporation:

Section 1.      Designation and Amount of Series A Preferred.  Three Million Eight Hundred Seventy-Nine Thousand Three Hundred and Seven (3,879,307) shares of the Preferred Stock shall be a series designated as Series A Convertible Preferred Stock of the Corporation.  Shares of Series A Preferred shall have an initial value of $2.32 per share (the “Series A Stated Value”) and par value per share of $0.01.

Section 2.      Voting Rights.

(a)
General.  Except as set forth in Sections 2(b) and 2(c) herein and as otherwise required by law, the holders of the Series A Preferred shall be entitled to that number of votes equal to the number of whole shares of the Corporation’s common stock, par value $0.01 per share (“Common Stock”) into which the Series A Preferred may be converted as of the date such vote is held.  Except as otherwise provided herein or as required by law, the holders of the Series A Preferred shall vote together as a single voting group with the holders of the Common Stock on all matters submitted to a vote of the Corporation’s stockholders.  Fractional votes shall not be permitted.  Whenever any matter is required to be approved by the holders of the Series A Preferred as a separate group, such consent shall require the approval of the holders of greater than fifty percent (50%) of the then outstanding shares of Series A Preferred.  The approval from the holders of the Series A Preferred required by Section 2(b) below is not intended to create a separate class voting right or require a stockholder vote, but rather constitutes a requirement of approval (which does not have to be obtained or given in the manner required for stockholder votes) necessary for certain actions in addition to any stockholder approval otherwise required under the Certificate of Incorporation or by law.

(b)
Negative Covenants.  So long as any shares of Series A Preferred are outstanding, the Corporation shall not, without the prior written consent of the holders of more than a majority of the outstanding shares of Series A Preferred:

(i)	Authorize, create or issue (by reclassification or otherwise) any other class or series of capital stock having rights, preferences or privileges senior to or in parity with the Series A Preferred;

(ii)	Alter or change the rights, preferences or privileges of the Series A Preferred or increase or decrease the authorized number of shares of Series A Preferred;

(iii)
Authorize the declaration of dividends on the Common Shares (as hereinafter defined in Section 4(e)(vi)) or any other shares of capital stock other than the Series A Preferred, other than dividends payable solely in Common Shares;

(iv)
Authorize any offering of equity securities of the Corporation representing (on a pro forma basis after giving effect to the issuance of such equity securities) the right to receive not less than ten percent (10%) of any amounts or funds that would, as of immediately following such issuance, be legally available for distribution in connection with a Liquidation Event (as defined in Section 7);

(v)	Redeem any shares of capital stock (other than pursuant to employee agreements or the terms of the capital stock);

(vi)	Increase or decrease the authorized number of members of the Board;

(vii)	Enter into any binding agreement with any director, employee or any affiliate of the Corporation;

(viii)
Materially change the nature of the Corporation’s business, enter into new lines of business or exit the current line of business or invest in any person or entity engaged in a business that is not substantially similar to the Corporation’s business, or change the location of any permanent location of any part of the Corporation’s business, in each case except as contemplated by that certain Asset Purchase Agreement, dated as of November 29, 2010, by and among PGxHealth, LLC, Clinical Data, Inc. and the Corporation (the “Asset Purchase Agreement”) or any of the transaction documents included therein;

(ix)
Make any loans or advances, individually or in the aggregate in excess of $1,000,000, to, or own any stock or other securities of, any subsidiary or other corporation, partnership or other entity unless it is wholly owned by the Corporation;

(x)	Make any loan or advance to any natural person, including, without limitation, any employee or director of the Corporation, except advances and similar expenditures in the ordinary course of business;

(xi)	Guarantee, directly or indirectly, any indebtedness except for trade accounts of the Corporation arising in the ordinary course of business;

(xii)	Sell or otherwise dispose of any assets of the Corporation with a value, individually or collectively, in excess of $500,000 other than in the ordinary course of business;

(xiii)
Liquidate, dissolve or wind-up the business and affairs of the Corporation or effect a Change in Control (as defined below) or any other Liquidation Event.  For purposes hereof, a “Change in Control” means (x) a merger, consolidation, share exchange or other transaction involving the Corporation or any of its subsidiaries or the stockholders of the Corporation; (y) the sale or transfer of a number of shares of voting capital stock of the Corporation or any securities convertible into or exchangeable for voting capital stock in any one (1) year period that, pursuant to either (x) or (y), results in one person or entity or an affiliated group of persons or entities, other than the stockholders of the Corporation immediately preceding the consummation of such transaction(s) either (i) owning in excess of fifty percent (50%) of the total voting capital stock of the Corporation taking into account issued and outstanding shares of such stock and any other shares of such capital stock that would be issued and outstanding assuming conversion or exchange of any and all other securities of the Corporation so convertible or exchangeable or (ii) being able to elect a majority of the Board of Directors; or (z) the sale, lease, abandonment, transfer or other disposition by the Corporation or any of its subsidiaries of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, excluding the grant of a security interest by the Corporation in all or substantially all of its assets in connection with the Asset Purchase Agreement or to a bank pursuant to a bona fide financing arrangement approved by the Board, which approval includes the approval of all of the Series A Directors.  Only for purposes of (y) hereof, (i) transfers due to the death of a stockholder or (ii) transfers to a member of a stockholder’s immediate family, family limited partnership, family limited liability company or a trust of which the beneficiary is such immediate family member shall not be considered as transfers;

(xiv)	Incur any indebtedness in excess of $1,000,000 in the aggregate other than trade credit incurred in the ordinary course of business or as contemplated by the Asset Purchase Agreement;

(xv)
Expend funds in excess of $500,000 in the aggregate per year for capital improvements or other infrastructure of the Corporation, other than any such expenditure that is consistent with a budget approved by the Board of Directors, including the Series A Directors (as defined below) or as contemplated by the Asset Purchase Agreement;

(xvi)
Obligate the Corporation, by contract or otherwise, to make aggregate annual payments in excess of $500,000 or sell, transfer, pledge or license any material technology or intellectual property of the Corporation other than a non-exclusive license in the ordinary course of business, in each case except as contemplated by the Asset Purchase Agreement; or

(xvii)	Increase the number of shares reserved and issuable under any of the Corporation’s equity or option incentive compensation plans.

(c)
Election of Directors.  The holders of Series A Preferred shall be entitled, as a separate voting group, at each annual or special election of directors, to elect two (2) directors (“Series A Directors”).  The holders of the Common Shares shall be entitled, as a separate voting group, at each annual or special election of directors, to elect all remaining directors.  In the case of a vacancy in the office of any Series A Director, the holders of the outstanding Series A Preferred, voting exclusively as a separate class in person or by proxy, shall elect a successor to hold office for the unexpired term of such Series A Director whose place shall be vacant, by the affirmative vote of the holders of a majority of the outstanding shares of Series A Preferred, voting in person or by proxy, voting as a separate voting group, at a special meeting called for that purpose at which a quorum is present or pursuant to a written consent of the holders of not less than a majority of the outstanding shares of the Series A Preferred.  In the event all the shares of Series A Preferred are converted or redeemed pursuant to the terms hereof, then the holders of the Common Shares shall be entitled to elect all directors of the Corporation.

Section 3.      Dividends.

(a)
The holders of the Series A Preferred shall be entitled to receive dividends from any funds legally available therefor equal to the greater of (i) the rate of ten percent (10%) of the Series A Stated Value per annum, which shall accrue from the date of issuance whether or not declared, shall compound annually and shall be cumulative, and (ii) the amount the Series A Preferred would be entitled to receive on an as-if-converted basis with respect to dividends paid on the Common Stock.  To the extent that the Corporation has positive Distributable Cash Flow (as defined below) in any calendar quarter, the Corporation shall be required to pay from any funds legally available therefor a cash dividend to the holders of the Series A Preferred in the amount equal to the lesser of (i) 50% of such positive Distributable Cash Flow or (ii) the aggregate amount of dividends accrued on the Series A Preferred.  For purposes hereof, “Distributable Cash Flow” shall mean as of the end of each calendar quarter the Corporation’s earnings before interest expense, income taxes, depreciation and amortization but after required interest payments on any of the Corporation’s debt to third parties for borrowed money or to finance the acquisition of assets.  Such dividend shall be due and payable on March 15, June 15, September 15 and December 15 of each year (each such date or the next business date if such date is not a business day, a “Dividend Payment Date”) with the first Dividend Payment Date to be March 15, 2011.  No dividend shall be paid on Common Shares (i) at a rate greater than the rate at which dividends are paid on the Series A Preferred and (ii) until all accrued dividends on the Series A Preferred have been paid in full.

(b)
In no event, so long as any shares of Series A Preferred shall remain outstanding, shall any dividend whatsoever be declared or paid upon, nor shall any distribution be made upon, any other capital stock of the Corporation, nor shall any other capital stock of the Corporation be purchased or redeemed by the Corporation, nor shall any monies be paid to or made available for a sinking fund for the purchase or redemption of any other capital stock of the Corporation, unless in each instance dividends on all outstanding shares of the Series A Preferred for all Dividend Payment Dates shall have been accrued and paid in full and the full dividend on all outstanding shares of the Series A Preferred for the then-current dividend payment due shall have been accrued and paid in full or declared and sufficient funds for the payment thereof set apart.

Section 4.      Conversion.

(a)
Optional Conversion Prior to a Liquidation or Redemption.  Each holder of shares of Series A Preferred shall have the right at any time and from time to time on or prior to the date of a Liquidation Event (as defined in Section 7), as set forth in the Liquidation Notice (as defined in Section 7), at such holder’s option, to convert any or all of the shares of Series A Preferred held by such holder into the number of fully paid and non-assessable shares of Common Stock obtained by multiplying the number of shares of Series A Preferred to be converted by the “Series A Preferred Conversion Rate”, as determined from time to time pursuant to this Section 4.  The initial Series A Preferred Conversion Rate shall be 4.0.

(b)
Automatic Conversion.  All outstanding shares of Series A Preferred shall be automatically converted into fully paid and non-assessable shares of Common Stock, at the then applicable Series A Preferred Conversion Rate, at the election of the holders of a majority of the then outstanding shares of the Series A Preferred.

(c)
Mechanics of Conversion.  Before any holder of shares of Series A Preferred converts any such shares into shares of Common Stock, such holder shall surrender the certificate or certificates evidencing the shares to be converted, duly endorsed, at the principal office of the Corporation and shall give written notice to the Corporation at such office of the election to convert such shares into shares of Common Stock.  The notice shall state the number of the shares of Series A Preferred to be converted and the name in which the certificate(s) for shares of Common Stock are to be issued.  The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder, a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled.  Any conversion shall be deemed to occur immediately prior to the close of business on the date of surrender of the shares to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date and shall no longer be entitled to any dividends paid or accrued thereafter on the Series A Preferred.  To the extent permitted by law, when shares of Series A Preferred are converted, all dividends accrued and unpaid on the shares of Series A Preferred so converted on the date of conversion shall be immediately due and payable and must accompany the shares of Common Stock issued upon such conversion.

(d)
No Fractional Shares.  No fractional shares of Common Stock or scrip shall be issued upon conversion of the shares of Series A Preferred.  If a holder surrenders for conversion more than one share of Series A Preferred at any time, the number of full shares of Common Stock issuable upon conversion thereof shall be computed using the aggregate number of shares of Series A Preferred so surrendered.  Instead of issuing any fractional shares of Common Stock that would otherwise be issuable upon conversion of any of the shares of Series A Preferred, the Corporation shall round down to the nearest whole number of shares of Common Stock and pay to such holder cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board).

(e)	Adjustment of Conversion Rate. The Series A Preferred Conversion Rate shall be subject to adjustment from time to time as follows:

(i)
Effect of “Split-ups” and “Split-downs”; Stock Dividends.  If at any time or from time to time the Corporation shall subdivide as a whole, by reclassification, by the issuance of a stock dividend on the shares of Common Stock payable in shares of Common Stock, or otherwise, the number of shares of Common Stock, with or without par value, the Series A Preferred Conversion Rate shall be increased proportionately as of the effective or record date of such action by multiplying the Series A Preferred Conversion Rate, respectively, by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to the applicable record date plus the additional number of shares of Common Stock necessary to effect such reclassification, stock dividend or otherwise, and the denominator shall be the number of shares of Common Stock outstanding immediately prior to the applicable record date.  The issuance of such a stock dividend shall be treated as a subdivision of the whole number of shares of Common Stock outstanding immediately before the record date for such dividend into a number of shares equal to such whole number of shares so outstanding plus the number of shares issued as a stock dividend.  In case at any time or from time to time the Corporation shall combine as a whole, by reclassification or otherwise, the number of shares of Common Stock then outstanding into a lesser number of shares of Common Stock, with or without par value, the Series A Preferred Conversion Rate shall be reduced proportionately as of the effective date of such action by multiplying the Series A Preferred Conversion Rate by a fraction, the numerator of which shall be the number of shares of Common Stock which would be outstanding immediately after giving effect to such reclassification, stock dividend or otherwise without regard to this Section, and the denominator shall be the number of shares of Common Stock outstanding immediately prior to the applicable record date.  Notwithstanding the foregoing, in the event that any record date for a subdivision or combination of shares of Common Stock or for the issuance of a stock dividend is fixed but such subdivision, combination or issuance is not fully effected or made on the date fixed therefor, the Series A Preferred Conversion Rate shall be recomputed accordingly as of the close of business on such date and thereafter only adjusted to reflect the subsequent actual effect of such subdivision, combination or issuance.

(ii)
Effect of Certain Dividends.  If on any date the Corporation makes a distribution (other than a distribution consisting only of Common Shares) to holders of its Common Shares but not the holders of Series A Preferred (including any such distribution made in connection with a consolidation or merger in which the Corporation is the continuing corporation), the holders of the Series A Preferred shall be entitled to receive a portion of such distribution equal to the amount each such holder would have received if such holder had converted all of its shares of Series A Preferred into Common Shares immediately prior to the record date for such distribution.

(iii)
Effect of Merger or Consolidation.  If the Corporation shall, while any shares of Series A Preferred remain outstanding, enter into any consolidation with or merge into any other corporation wherein the Corporation is not the continuing corporation, or wherein securities of a corporation other than the Corporation are distributable to holders of Common Shares of the Corporation, or sell or convey its property as an entirety or substantially as an entirety (other than any Liquidation Event), and in connection with such consolidation, merger, sale or conveyance, shares of stock or other securities shall be issuable or deliverable in exchange for the shares of Common Stock of the Corporation, the holder of any shares of Series A Preferred shall thereafter be entitled to obtain on account of such Series A Preferred (in lieu of the number of shares of Common Stock that such holder would have been entitled to receive if such holder had converted its shares of Series A Preferred immediately before the effective date of such consolidation, merger, sale or conveyance) the shares of stock or other securities to which such number of shares of Common Stock would have been entitled if such shares of Series A Preferred had been converted immediately before such consolidation, merger, sale or conveyance.  In case of any such consolidation, merger, sale or conveyance, appropriate provision (as determined by a resolution of the Board) shall be made with respect to the rights and interests thereafter of the holders of Series A Preferred to the end that all the provisions of Sections 3, 4, 5 and 6 hereof (including adjustment provisions) shall thereafter be applicable as nearly as reasonably practicable, in relation to such stock or other securities.

(iv)
Reorganization and Reclassification.  In case of any capital reorganization or any reclassification of the capital stock of the Corporation (except as provided in Section 4(e)(i) herein or pursuant to a Liquidation Event) while any shares of Series A Preferred remain outstanding, the holder of any shares of Series A Preferred shall thereafter be entitled to receive upon conversion of such Series A Preferred (in lieu of the number of shares of Common Stock that such holder would have been entitled to receive if such holder had converted immediately before such reorganization or reclassification) the shares of stock of any class or classes or other securities or property to which such number of shares of Common Stock would have been entitled if such shares of Series A Preferred had been converted immediately before such reorganization or reclassification.  In case of any such reorganization or reclassification, appropriate provision (as determined by resolution of the Board) shall be made with respect to the rights and interests thereafter of the holders of Series A Preferred, to the end that all the provisions of Sections 3, 4, 5 and 6 hereof (including adjustment provisions) shall thereafter be applicable, as nearly as reasonably practicable, in relation to such stock or other securities or property.

(v)
Adjustment of Conversion Rate after a “Diluting Issue”.  If on any date on or after the date on which the Corporation first issues shares of Series A Preferred (the “Original Issue Date”), any additional Common Shares (other than Excluded Securities, as hereinafter defined) shall be issued for a consideration per share (or, in the case of any transactions contemplated in Section 4(e)(v)(B) or 4(e)(v)(C) herein, shall be deemed to be issued on or after the date hereof for a Presumed Consideration (as defined in Section 4(e)(vi)(F)(II) herein) per share) less than the Current Conversion Price (as defined in Section 4(e)(v)(F)(II) herein) on the date such Common Shares were issued or deemed to have been issued, the Series A Preferred Conversion Rate shall be adjusted at the close of business on such date to equal the product resulting from the multiplication of (x) the Series A Preferred Conversion Rate, immediately before such issuance or deemed issuance of Common Shares (as may have been previously adjusted) by (y) a fraction, (I) the numerator of which is the total number of Common Shares outstanding (as defined below) immediately before such issue plus the number of additional shares being issued, and (II) the denominator of which is the total number of Common Shares outstanding immediately prior to such issue plus the number of Common Shares that the aggregate consideration received (or, without duplication, the Presumed Consideration deemed to have been received) for the total number of additional shares so issued would purchase at the Current Conversion Price on such date.  For the purpose of the calculation described in this Section 4(e)(v), the number of Common Shares outstanding will include (1) the number of Common Shares outstanding; (2) the number of shares of Common Stock into which the then outstanding shares of Series A Preferred could be fully converted on the day preceding the issuance or deemed issuance of the applicable Common Shares; and (3) the number of Common Shares which could be obtained through the conversion of all Convertible Securities (as defined in Section 4(e)(vi)) which are convertible on the day next preceding the issuance or deemed issuance of the applicable Common Shares.

For the purpose of this Section 4(e)(v), the following provisions shall be applicable with respect to the issuance of additional Common Shares and the computation set forth in the immediately preceding paragraph:

(A)
Stock Dividends, etc.  In case on or after the Original Issue Date any additional Common Shares shall be issued as a dividend on any class of stock of the Corporation other than Common Shares (in which case Section 4(e)(i) hereof shall apply) or Series A Preferred (in which case Section 3 herein shall apply), such Common Shares shall be deemed to have been issued without consideration on the day immediately succeeding the date for the determination of stockholders entitled to such dividend.

(B)
Rights or Options below Current Conversion Price.  In case the Corporation shall on or after the Original Issue Date grant any rights or options (other than any rights or options that are Excluded Securities) to subscribe for or to purchase additional Common Shares or Convertible Securities, and the Presumed Consideration per share received and receivable by the Corporation for such additional shares under such rights or options shall be less than the Current Conversion Price in effect immediately prior to the granting of such rights or options, the maximum number of additional Common Shares issuable pursuant to such rights or options or upon the conversion or exchange of all such Convertible Securities, in each case without regard to any anti-dilution provisions applicable to such rights, options or Convertible Securities, shall be deemed to have been issued as of the date of the granting of such rights or options, and the Corporation shall be deemed to have received the Presumed Consideration therefor.  No adjustment (except as provided in Section 4(e)(v)(D) herein) shall be made upon the actual issuance of Common Shares, upon the exercise of rights or options referenced in this Section 4(e)(v)(B) or the conversion of Convertible Securities referenced in this Section 4(e)(v)(B).

(C)	Securities Convertible below Current Conversion Price. In case:

(I)
the Corporation shall on or after the Original Issue Date issue any Convertible Securities (other than Excluded Securities or as a dividend on Common Shares (in which case Section 4(e)(ii) shall apply) or as a dividend on shares of Series A Preferred (in which case Section 3 shall apply)), and

(II)
the Presumed Consideration per share for additional Common Shares issuable pursuant to the terms of such Convertible Securities shall be less than the Current Conversion Price in effect immediately prior to the time of the issuance of such Convertible Securities, then the issuance of such Convertible Securities shall be deemed to be an issuance (as of the date of issuance of such Convertible Securities) of the maximum number of additional Common Shares issuable pursuant to all such Convertible Securities (without regard to any anti-dilution provisions applicable to such Convertible Securities), and the Corporation shall be deemed to have received the Presumed Consideration therefor as of the date of issuance of such Convertible Securities.  No further adjustment, except as provided in Section 4(e)(v)(D) herein, shall be made upon the actual issuance of Common Shares upon the conversion of Convertible Securities.

(D)
Superseding Adjustment of Conversion Rate.  If, at any time after any adjustment of the Series A Preferred Conversion Rate shall have been made on the basis of Common Shares deemed to be issued by reason of the provisions of the foregoing Sections 4(e)(v)(B) or 4(e)(v)(C) on the basis of the granting of certain rights or options or the issuance of certain Convertible Securities, or after any new adjustments of the Series A Preferred Conversion Rate shall have been made on the basis of Common Shares deemed to be issued by reason of the provisions of this Section 4(e)(v)(D), such rights or options or the right of conversion or exchange in any such Convertible Securities shall expire, and less than the maximum number of Common Shares issuable in respect of such rights or options, or the right of conversion or exchange in respect of such Convertible Securities, as the case may be, shall have been issued, or if a greater amount of consideration than the Presumed Consideration shall be received by the Corporation in connection with the exercise of any such rights, options or Convertible Securities, then such previous adjustment shall be adjusted as appropriate to reflect the actual number of Common Shares issued and the actual amount of consideration received by the Corporation, as applicable.

(E)
Effect of “Split-up” or “Split-down” on “deemed issued” shares.  Upon the effective or record date for any subdivision or combination of the Common Shares of the character described in Section 4(e)(i) hereof, including the issuance of a stock dividend that is treated as such a subdivision under Section 4(e)(v)(A) herein, the number of the Common Shares that are at the time deemed to have been issued by virtue of Sections 4(e)(v)(B) or 4(e)(v)(C) herein, but have not actually been issued, shall be deemed to be increased or decreased proportionately.

(F)	Computation of Consideration and Presumed Consideration. For the purposes of this Section 4(e):

(I)
The per share consideration received by the Corporation upon the actual issuance of additional Common Shares shall be deemed to be the quotient of (a) the sum of the amount of cash and the fair value of property (as determined in good faith by resolution of the Board at the time of issue) received by the Corporation as consideration at the time of issuance of the Common Shares, in each case without deduction for commissions and expenses incurred by the Corporation for any underwriting of, or otherwise in connection with the issue or sale of, such Common Shares, divided by (b) the aggregate number of Common Shares actually issued;

(II)
The per share consideration deemed to have been received by the Corporation for additional Common Shares deemed to be issued pursuant to rights, options and Convertible Securities of the character described in Sections 4(e)(v)(B) and 4(e)(v)(C) hereof (the “Presumed Consideration”) shall be the quotient of (a) the sum of the amount of cash and the fair value of property (as determined in good faith by resolution of the Board at the time of “deemed issue”), if any, received or receivable by the Corporation as consideration for the issue of such rights, options or Convertible Securities, plus the sum of the minimum aggregate amount of additional cash and the fair value of property (as determined in good faith by resolution of the Board at the time of “deemed issue”) payable to the Corporation upon the exercise in full of such rights or options or the conversion or exchange of all such Convertible Securities (or, in the case of rights or options for Convertible Securities, the exercise in full of such rights or options for Convertible Securities and the conversion or exchange of all such Convertible Securities), divided by (b) the maximum number of Common Shares (without regard to any anti-dilution provisions applicable to such rights, options or Convertible Securities) issuable upon the exercise of such rights or options or conversion or exchange of such Convertible Securities.

(vi)
Determination by the Board.  All determinations by the Board under the provisions of this Section 4(e) shall be made in good faith with due regard to the interests of the holders of Series A Preferred and the other holders of securities of the Corporation and in accordance with good financial practice, and all valuations made by the Board under the terms of this Section 4(e) must be made with due regard to any market quotations of securities involved in, or related to, the subject of such valuation.

Unless the context otherwise requires, the following terms have the following respective meanings:

“Common Shares” means (i) shares of Common Stock, and (ii) shares of stock of the Corporation of any class hereafter authorized that ranks, or is entitled to a participation, as to assets or dividends, substantially on a parity with Common Stock.

“Convertible Securities” shall mean any obligations or stock convertible into or exchangeable for Common Shares.

“Current Conversion Price” shall initially mean $0.58 and shall be adjusted each time there is an adjustment in the Series A Preferred Conversion Rate to equal the product of the Current Conversion Price as in effect before such adjustment multiplied by a fraction in which the numerator is equal to the pre-adjustment Series A Preferred Conversion Rate and the denominator is equal to the as-adjusted Series A Preferred Conversion Rate.

“Excluded Securities” means (i) warrants, options or rights granted to directors, officers, employees, consultants or service providers of the Corporation or its subsidiaries pursuant to any of the Corporation’s incentive compensation, option or benefit plans, as may be approved by the Board, including the Series A Directors, for officers, directors and employees of the Corporation (as the same may be adjusted pursuant to anti-dilution provisions contained in such stock options or rights), (ii) shares issued pursuant to the exercise of such warrants, options or rights granted pursuant to such plans or any other warrants, options or rights outstanding on the Original Issue Date, (iii) securities issued or issuable upon conversion of the Series A Preferred or as a dividend on shares of Series A Preferred or Common Shares, and (iv) securities issued or issuable in connection with mergers, consolidations, acquisitions, joint ventures or similar business or strategic transaction approved by the Board, including the Series A Directors.

(f)
Notice to Holders.  In the event the Corporation shall propose to take any action of the types described in Section 4(e)(ii) or 4(e)(iii) herein, the Corporation shall give notice to each holder of Series A Preferred, which notice shall specify the record date, if any, with respect to any such action and the date on which such action is to take place.  Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Series A Preferred Conversion Rate and the number, kind or class of shares or other securities or property that shall be deliverable or purchasable upon the occurrence of such action or deliverable upon conversion of the shares of Series A Preferred.  In the case of any action that would require the fixing of a record date, such notice shall be given at least ten (10) days prior to the date so fixed, and in case of all other action, such notice shall be given at least ten (10) days prior to the taking of such proposed action.

(g)
Shares Free and Clear.  All shares of Common Stock issued in connection with the conversion provisions set forth herein shall be, upon issuance by the Corporation, validly issued, fully paid and nonassessable and free from all taxes, liens or charges with respect thereto created or imposed by the Corporation.

(h)
Certificate as to Adjustments.  Upon the occurrence of each adjustment of the Series A Preferred Conversion Rate for any shares pursuant to Section 4 hereof, the Corporation at its expense shall promptly compute such adjustment in accordance with the terms hereof and furnish to each holder of Series A Preferred a certificate setting forth such adjustment and showing in detail the facts upon which such adjustment is based.  The Corporation shall, upon the written request at any time of any holder of Series A Preferred, furnish or cause to be furnished to such holder a like certificate setting forth (a) the Series A Preferred Conversion Rate at that time in effect and (b) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of shares of Series A Preferred.  The Corporation shall file a like certificate among its permanent records and at all reasonable times during business hours shall permit inspection of such certificate by any holder of Series A Preferred requesting such inspection.

(i)
Common Stock Reserved.  The Corporation shall reserve and keep available out of its authorized but unissued shares of Common Stock such number of shares of Common Stock as shall from time to time be sufficient to effect conversion of the shares of Series A Preferred.

Section 5.      Optional Redemption.

(a)
At any time and from time to time after the fifth anniversary of the Original Issue Date, the holders of a majority of the then issued and outstanding shares of Series A Preferred, voting together as separate class, may require the Corporation to redeem (to the extent that such redemption shall not violate any applicable provisions of the laws of the State of Delaware), all of the then issued and outstanding shares of Series A Preferred at the Redemption Price per share (for purposes of Section 5, the “Redemption Demand”); provided, however, that such redemption shall occur in three equal annual installments, with the first of such installments due (subject to the last sentence of this Section 5(a)) sixty (60) days following the Corporation’s receipt of the Redemption Demand and the second and third such installments due (subject to the last sentence of this Section 5(a)) on the first and second anniversaries, respectively, of the due date for the first installment.  The “Redemption Price” shall mean, with respect to each share of Series A Preferred, an amount equal to the sum of (i) the Series A Preferred Stated Value thereof (subject to adjustment in the event of any stock dividend, stock split, stock distribution or combination with respect to such shares), plus (ii) all accrued but unpaid dividends thereon to the applicable Redemption Date (as defined below).  If upon any Redemption Date, the Corporation is unable to redeem any shares of Series A Preferred then required pursuant to this Section 5 to be redeemed because such redemption would violate the applicable laws of the State of Delaware, then the Corporation shall redeem such shares as soon thereafter as redemption would not violate such laws.

(b)
Within five (5) days after the Corporation receives the Redemption Demand, written notice shall be mailed, postage prepaid, to each holder of the Series A Preferred, at his or its post office address last shown on the records of the Corporation, notifying such holder of the number of shares so to be redeemed, specifying the dates such shares are to be redeemed (for purposes of Section 5, each such date being referred to as a “Redemption Date”) and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, his or its certificate or certificates representing the shares of Series A Preferred to be redeemed (for purposes of Section 5, the “Redemption Notice”) on each such Redemption Date.  Upon surrender of such certificate or certificates to the Corporation, in the manner and at the place designated in the Redemption Notice, the Corporation shall pay the Redemption Price of such shares of Series A Preferred being redeemed immediately payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled; provided, however, that each holder of Series A Preferred shall have the rights, at any time prior to each Redemption Date (unless the Corporation defaults in the payment of the Redemption Price, in which case such right shall not terminate at such time and date), to convert its shares of Series A Preferred into shares of Common Stock as provided in Section 5 hereof.  From and after each Redemption Date, unless there shall have been a default in payment of the applicable Redemption Price, all rights of the holders of Series A Preferred of the Corporation with respect to the shares of Series A Preferred redeemed on such Redemption Date (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease, and such shares of Series A Preferred shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever.

(c)
Except as provided in this Section 5 the Corporation shall have no right to redeem the shares of Series A Preferred.  Any shares of Series A Preferred so redeemed shall be permanently retired, shall no longer be deemed outstanding and shall not under any circumstances be reissued, and the Corporation may from time to time take such appropriate corporate action as may be necessary to reduce the authorized number of Series A Preferred accordingly.

Section 6.      Miscellaneous.

(a)
Registration of Transfer.  The Corporation shall keep at its principal office a register for the registration of shares of Series A Preferred.  Upon the surrender at its principal office of any certificate representing shares of Series A Preferred, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation’s expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares represented by the surrendered certificate.  Each such new certificate will be registered in such name and will represent such number of shares as is requested by the holder of the surrendered certificate (subject to the immediately preceding sentence) and will be substantially identical in form to the surrendered certificate.

(b)
Replacement.  Upon receipt of evidence, and an agreement to indemnify reasonably satisfactory to the Corporation (an affidavit of the registered holder, without bond, will be satisfactory), of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing one or more shares of Series A Preferred, the Corporation will (at its expense) execute and deliver in lieu of such certificate a new certificate representing the number of shares represented by such lost, stolen, destroyed or mutilated certificate.

(c)
Amendment and Waiver.  No amendment, modification or waiver of any of the terms of this Section 6 will be binding or effective without the prior written consent of holders of a majority of the shares of Series A Preferred at the time such action is taken.

(d)
Notices.  All notices referred to herein, except as otherwise provided, will be hand delivered or made by registered or certified mail, return receipt requested, postage prepaid, or by overnight courier and will be deemed to have been given when so hand delivered or mailed.

Section 7.     Liquidation Preference.  Upon the occurrence of a Liquidation Event (as defined herein), the Corporation shall first make such payments to the holders of the Series A Preferred, and thereafter to the holders of the Series A Preferred and the Common Shares, all in accordance with this Section 7.  Upon a Change in Control or any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (in each case, a “Liquidation Event”), all amounts and funds of the Corporation legally available for distribution shall be distributed as follows:

(a)
First.  The holders of the Series A Preferred then outstanding shall be entitled to receive and to be paid out of the assets or surplus funds of the Corporation available for distribution to its stockholders, prior to and in preference to any payments to be made to the holders of the Common Shares, an amount per share equal to the sum of (i) the Series A Stated Value as adjusted for any stock dividends, combinations or splits with respect to such shares plus (ii) all accrued but unpaid dividends through the Liquidation Event, as adjusted for any stock dividends, combinations or splits with respect to such shares (the “Series A Liquidation Preference”).

(b)
Second.  The holders of the Series A Preferred and the Common Shares shall receive all remaining assets and funds of the Corporation legally available for distribution (after the payments to the holders of the Series A Preferred described in Section 7(a) hereof) in proportion to the Common Shares held by each holder and the shares of Common Stock that each holder of the Series A Preferred has the right to acquire upon conversion of the shares of the Series A Preferred held by such holder; provided, however, that the holders of the Series A Preferred shall not be entitled to receive by operation of Section 5(a) and this Section 5(b) an amount per share of Series A Preferred in excess of four (4) times the Series A Stated Value (as adjusted for any stock dividends, combinations or splits with respect to such shares).

If upon such Liquidation Event, the assets of the Corporation are insufficient to pay the applicable preferential amount to the holders of shares of Series A Preferred as described in Section 7(a) herein, the assets of the Corporation will be distributed among the holders of Series A Preferred on a pro rata basis according to the amounts each holder was entitled to receive under Section 7(a) herein.

The Corporation will mail written notice of such Liquidation Event, not less than ten (10) days prior to the payment date stated herein, to each record holder of Series A Preferred.  The purchase or redemption by the Corporation of stock of any class, in any manner permitted by law, shall not for the purpose of this Section 7 be regarded as a Liquidation Event of the Corporation.

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IN WITNESS WHEREOF, Transgenomic, Inc. has caused this Certificate of Designation to be executed by its duly authorized officer on December 28, 2010.

TRANSGENOMIC, INC.

By:	/s/ Craig J. Tuttle
Name: Craig J. Tuttle
Title: Chief Executive Officer and President